CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
5.850% Internotes® Due December 15, 2014	$13,744,000	$540.14
6.750% Internotes® Due December 15, 2016	$31,397,000	$1,233.90

Filed Under Rule 424(b)(3), Registration Statement No. 333-132807
Pricing Supplement Number 257 Dated December 15, 2008
(To: Prospectus Dated March 29, 2006, as supplemented by Prospectus Supplement Dated March 29, 2006)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R2R6	100%	1.100%	FIXED	5.850%	SEMI-ANNUAL	12/15/2014	06/15/2009	$28.76	YES	NO	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

The debt is not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See "Risk Factors" in our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2008).

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R2S4	100%	1.300%	FIXED	6.750%	SEMI-ANNUAL	12/15/2016	06/15/2009	$33.19	YES	NO	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 12/15/2010 and every coupon date thereafter.

The debt is not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See "Risk Factors" in our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2008).

The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 12/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Offering Dates: December 08, 2008 through November 12, 2008
Trade Date: December 15, 2008 @12:00 PM ET
Settle Date: December 18, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated March 29, 2006